UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

SPECIALIZED DISCLOSURE REPORT

GARRETT MOTION INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38636
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

47548 Halyard Drive, Plymouth, MI, USA and La Pièce 16, Rolle, Switzerland	48170 and 1180
(Address of principal executive offices)	(Zip code)

Jerome P. Maironi

Senior Vice President, General Counsel and Corporate Secretary

+41 21 695 30 00

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2024.
☐	Rule 13q-1 under the Securities Exchange Act (17 CFR 240.13q-1) for the fiscal year ended ____________.

Section 1 — Conflict Minerals Disclosure

Item 1.01. Conflict Minerals Disclosure and Report

A copy of Garrett Motion Inc.’s Conflict Minerals Report is provided as Exhibit 1.01 hereto and is publicly available at https://investors.garrettmotion.com/leadership-and-governance.

Item 1.02. Exhibit

The Conflict Minerals Report required by Item 1.01 is filed as an exhibit hereto.

Section 2 — Resource Extraction Issuer Disclosure

Item 2.01. Resource Extraction Issuer Disclosure and Report

Not applicable.

Section 3 — Exhibits

Item 3.01. Exhibits

Exhibit No.	Description
1.01	Conflict Minerals Report for the year ended December 31, 2024, as required by Items 1.01 and 1.02 of this Form SD.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

GARRETT MOTION INC.

Date: May 30, 2025	By:	/s/ Jerome P. Maironi
Jerome P. Maironi
Senior Vice President, General Counsel and
Corporate Secretary

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